EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated June 12, 2007, accompanying the consolidated financial statements and schedule, and management’s assessment of the effectiveness of internal control over financial reporting. Both reports are included in the annual report of Navarre Corporation and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payments, effective April 1, 2006) on Form 10-K for the year ended March 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Navarre Corporation on Forms S-3 (File No. 333-111733 and File No. 333-119348) and on Forms S-8 (File No. 33-80218; File No. 33-86762; File No. 333-31017; File No. 333-87143; File No. 333-91710 and File No. 333-109056).
/s/ Grant Thornton LLP
Minneapolis, Minnesota
June 12, 2007